UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

KENTUCKY FIRST FEDERAL BANCORP

(Exact Name of Registrant as Specified in Its Charter)

United States	0-51176	61-1484858
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

479 MAIN STREET, HAZARD, KENTUCKY	41702
(Address of principal executive offices)	(Zip Code)

(502) 223-1638
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)          On January 17, 2013, the Board of Directors of Kentucky First Federal Bancorp (the “Company”) appointed W. Banks Hudson and William H. Johnson as directors of the Company. Mr. Hudson was appointed to the class of directors with terms expiring at the 2013 annual meeting of stockholders, and Mr. Johnson was appointed to the class of directors with terms expiring at the 2014 annual meeting of stockholders. Messrs. Hudson and Johnson were appointed as directors of the Company pursuant to the provisions of the Agreement of Merger, dated as of November 3, 2011 and amended as of September 28, 2012, by and among the Company, CKF Bancorp, Inc. (“CKF”) and Central Kentucky Federal Savings Bank (the “Agreement”). In the Agreement, the Company agreed to appoint Messrs. Hudson and Johnson as directors of the Company as soon as practical following the effective time of the merger of CKF with and into the Company.

The Company is the holding company for two banks, First Federal Savings and Loan Association of Hazard (“First Federal of Hazard”) and First Federal Savings Bank of Frankfort (“First Federal of Frankfort.”) First Federal of Hazard and First Federal of Frankfort both offer loans to their directors and executive officers. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Item 8.01 Other Events

On January 18, 2013, the Company announced that the Company’s Board of Directors declared a cash dividend of $0.10 per share, payable on February 19, 2013, to stockholders of record as of January 31, 2013. A copy of the Company’s press release announcing the dividend is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibit is filed herewith:

99          Press Release Dated January 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENTUCKY FIRST FEDERAL BANCORP

Date: January 23, 2013	By:	/s/ Don D. Jennings
Don D. Jennings
President and Chief Operating Officer